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                                                                     EXHIBIT 2.2



                                 AMENDMENT NO. 1
                                       TO
                            ASSET PURCHASE AGREEMENT


         This AMENDMENT No. 1 TO ASSET PURCHASE AGREEMENT, is dated as of March 30, 2000 (the "Amendment") by and among Perot Systems Corporation, a Delaware corporation ("PSC"), PSSC Acquisition LLC, a Delaware limited liability company and wholly owned subsidiary of PSC ("Acquisition Sub"), Solutions Consulting Inc., a Pennsylvania corporation (the "Company"), Mark G. Miller (the "Principal Shareholder"), and Sanford B. Ferguson ("SBF").

         WHEREAS, PSSC Acquisition Corporation, a Delaware corporation ("Acquisition Corp."), was converted into a Delaware limited liability company;

         WHEREAS, PSC, Acquisition Sub (as successor to Acquisition Corp.), the Company, Principal Shareholder and SBF are parties to that certain Asset Purchase Agreement dated March 1, 2000 pursuant to which Acquisition Sub will purchase substantially all of the assets of the Company (the "Agreement");

         WHEREAS, the parties desire to amend the Asset Purchase Agreement on the terms and subject to the conditions set forth herein;

         NOW, THEREFORE, in consideration of the premises and the mutual covenants, and in reliance on the representations and warranties, herein contained, the parties hereby agree as follows:


1. Amendment to Section 4.13(d). Section 4.13(d) is hereby amended by deleting such section in its entirety and replacing such section with the following new
Section 4.13(d):

         "(d) Simultaneously with the Closing, PSC will reserve a number of shares of Common Stock for option grants under the Plan equal to (i) 3,900,000 plus (ii) an amount equal to the number of Standard Options and Performance Options terminated under Sections 4.13(b) and (c), respectively, if any, for recruiting new employees and for existing employees to reward extraordinary performance (the "Reserved Options"). The Performance Options referred to in the previous sentence will retain their characterization as Performance Options. Reserved Options for a given position will be granted from time to time at the request of management of Acquisition Sub at fair market value on the Grant Date subject to the limitations for any given skill level set forth in
         Schedule 4.13(d). All Reserved Options will contain a five-year vesting schedule except for those that retained their Performance Option characteristics, which will have the vesting




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         schedule applicable to Performance Options. With respect to any previously accelerated vesting realized under outstanding Performance Options prior to the Grant Date, the Performance Options granted under this Section 4.13(d) will provide that such Performance Options will vest with respect to such previously accelerated vesting upon the later of (i) March 31, 2004 or (ii) the second anniversary of the date of grant under this Section 4.13(d); provided, that the grantee remains an employee of PSC at that time and any other conditions to vesting under the Performance Options have been fulfilled; provided further, that if such vesting creates variable accounting treatment for such options, the parties will determine an equitable alternative for such options that does not create such accounting treatment. All other terms of the Performance Options will remain unchanged. While no legal commitment of any nature is made hereby, additional options may be made available for grant by Acquisition Sub depending on Acquisition Sub's performance. This Section 4.13(d) will survive the Closing, but shall expire and be of no force and effect as of and following the Autonomy Termination Date (as defined in the Performance Options) except for an Autonomy Termination Date that occurs solely because SBF ceases to be employed by Acquisition Sub."

2. Amendment to Section 4.21. Section 4.21 is hereby amended by deleting such section in its entirety and replacing such section with the following new
Section 4.21:

    "Headquarters Building. Prior to the Closing, the Company will sell to the Principal Shareholder or his designee the real estate and improvements owned by the Company and located in Canonsburg, Pennsylvania (the "Headquarters Building") under the terms set forth in Schedule 4.21. At the Closing, Acquisition Sub will lease space in the Headquarters Building from the purchaser to serve as the primary office of Acquisition Sub in accordance with the terms set forth in Schedule 4.21."

3. Amendment to Section 4.22. Section 4.22 is hereby amended by adding the following sentence to the end of such section:

    "This Section 4.22 will survive the Closing."

4. Amendment to Section 4.23(b). Section 4.23(b) is hereby amended by deleting such section in its entirety and replacing such section with the following new
Section 4.23(b):

         "(b) Without prejudice to the rights of any Person under the Performance Options, it is PSC's current intention to permit Acquisition Sub, during the period commencing on the Closing Date and ending on the Autonomy Termination Date, to be operated in substantially the same manner as the Company has operated prior to the Closing unless otherwise agreed by the Principal Shareholder or the President, except with respect to the issuance of securities (including debt securities), the consummation of any merger, consolidation, reorganization, disposition of material

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         assets other than in the ordinary course of business of the Company, or similar transaction, the incurrence of capital expenditures in excess of $300,000 in any fiscal year, or the amendment of its articles of incorporation or bylaws. Nothing contained in this provision shall serve to limit or restrict the legal rights of PSC with respect to Acquisition Sub. This Section 4.23(b) will survive the Closing."

5. Amendment to Section 4.25. Section 4.25 is hereby amended by deleting such section in its entirety and replacing such section with the following new
Section 4.25:

    "Allocation of Purchase Price. Buyers and Sellers will promptly appoint an accounting or appraisal firm reasonably acceptable to each party (the "Appraiser") to determine an allocation of the Purchase Price among the Assets. The Appraiser will be engaged to deliver a draft allocation as soon as practicable after the Closing Date. Buyers and Sellers will act reasonably to agree to a final allocation which will be deemed to be attached to the Agreement as Schedule 4.25. Buyers and Sellers will report the transactions contemplated hereby on all Tax Returns (including information returns and supplements thereto required to be filed by Buyers and Sellers under the Code) in a manner consistent with such final allocation, as may be adjusted in accordance with GAAP after the Closing, with the reasonable consent of the Representative (as defined in the Performance Options). This Section 4.25 will survive the Closing."

6. Amendment to Section 4.26. Section 4.26 is hereby amended by adding the following sentence to the end of such section:

    "This Section 4.26 will survive the Closing."

7. Amendment to Section 4.27. Section 4.27 is hereby amended by adding the following sentence to the end of such section:

    "This Section 4.27 will survive the Closing."

8. Amendment to Section 4.28. Section 4.28 is hereby amended by adding the following sentence to the end of such section:

    "This Section 4.28 will survive the Closing."

9. Amendment to Section 5.1(f). Section 5.1(f) is hereby amended by deleting such section in its entirety and replacing such section with the following new
Section 5.1(f):

    "(f)The Company will have delivered to Buyers Five-Year Non-Competition Agreement executed by five (5) of the six (6) Significant Personnel (to be mutually determined upon execution of this Agreement)."


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10. Amendment to Section 7.2. Section 7.2 is hereby amended by deleting the reference to Kirkpatrick & Lockhart LLP and inserting in its place the following:

         "Sweeney Metz Fox McGrann & Schermer, LLC
         11 Stanwix Street, 18th Floor
         Pittsburgh, Pennsylvania 15222
         Attn: John W. Lewis, II, Esq.
         Telecopy: (412) 918-1199"

11. In accordance with Section 4.3 of the Agreement, Buyers hereby consent to the disclosures contained in that certain Supplement to Schedules to Asset Purchase Agreement dated March 30, 2000, and agree that such supplement will be deemed to constitute a part of the Schedules provided by Sellers to Buyers under the Agreement.

12. Miscellaneous.

         (a) All capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement.

         (b) This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         (c) This Amendment is intended to amend the Agreement. Except as specifically set forth herein, all other terms and conditions of the Agreement shall remain in full force and effect without modification.


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         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


                                   PEROT SYSTEMS CORPORATION

                                   By:    /s/ John E. Harper
                                          -------------------------------------
                                   Name:  John E. Harper
                                   Title: Treasurer and Director of Corporate
                                          Development



                                   PSSC ACQUISITION LLC

                                   By:    /s/ John E. Harper
                                          -------------------------------------
                                   Name:  John E. Harper
                                   Title: Vice President and Treasurer



                                   SOLUTIONS CONSULTING, INC.

                                   By:    /s/ Mark G. Miller
                                          -------------------------------------
                                   Name:  Mark G. Miller
                                   Title: Chief Executive Officer




                                   /s/ Mark G. Miller
                                   --------------------------------------------
                                   MARK G. MILLER




                                   /s/ Sanford B. Ferguson
                                   --------------------------------------------
                                   SANFORD B. FERGUSON